UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________
FORM 8-K

__________________________
Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
September 7, 2016
Date of Report (Date of earliest event reported)

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IMMERSION CORPORATION
(Exact name of Registrant as specified in its charter)
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Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

50 Rio Robles, San Jose, CA	95134
(Address of principal executive offices)	(Zip Code)
(408) 467-1900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On September 7, 2016, Immersion announced Nancy Erba will serve as Immersion’s Chief Financial Officer effective September 7, 2017. Upon Ms. Erba becoming Chief Financial Officer, Victor Viegas will no longer serve as Interim Chief Financial Officer.

(c)

As described above, Nancy Erba will serve as Chief Financial Officer of Immersion effective September 7, 2016.

From November 2003 to October 2015, Ms. Erba served in various capacities at Seagate Technology, including Vice President, Finance, Corporate Financial Planning & Analysis, Vice President, Finance & Division CFO, Strategic Growth and Vice President, Sales and Marketing, Business Operations and Planning.

Ms. Erba, age 49, holds a bachelor’s degree from Smith College and an MBA from Baylor University.

(e)

Offer Letter with Ms. Erba

Ms. Erba will receive an annual base salary of $300,000 and will be eligible to receive an annual bonus with a target of 50% of her base salary. Ms. Erba will be granted an option to purchase 150,000 shares of common stock, with an exercise price equal to the fair market value of Immersion’s common stock on the date of grant. This option will vest over four years at the rate of 25% on the one-year anniversary of the commencement of employment, and thereafter in equal monthly installments at the rate of 1/48th per month over the remaining 36 months. The description of the offer letter is qualified in its entirety by the Offer Letter filed as Exhibit 10.01.

Retention and Ownership Change Event Agreement

Immersion has entered into a Retention and Ownership Change Event Agreement (the “Retention Agreement”) with Ms. Erba. The Retention Agreement would provide for the payment of severance and health insurance premiums upon the occurrence of certain events. In the event that her employment is terminated without “Cause” (as defined in the Retention Agreement) or if she resigns for “Good Reason” (as defined in the Retention Agreement), and Ms. Erba is not entitled to receive the benefits described in the following paragraph, then she would be entitled to receive, 60 days after her termination, as severance, a payment equal to 6 months of her base salary and health insurance premium payments until the earlier of (i) 6 months following her termination date, or (ii) the date on which Ms. Erba first becomes eligible to obtain other group health insurance coverage.

In the event that, within 1 year following a “Change in Control” (as defined in the Retention Agreement), Ms. Erba’s employment is terminated without Cause or if she resigns for Good Reason, Ms. Erba would be entitled to receive, 60 days after her termination, as severance, a payment equal to 12 months of her base salary and health insurance premium payments until the earlier of (i) 12 months after her termination date, or (ii) the date on which Ms. Erba first becomes eligible to obtain other group health insurance coverage. Ms. Erba would also be entitled to immediate vesting of 50% of her then unvested equity awards held by her.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title
10.01	Offer Letter dated August 22, 2016 by and between Immersion and Nancy Erba
10.02	Retention and Ownership Change Agreement dated August 22, 2016 by and between Immersion and Nancy Erba
99.01	Press release dated September 7, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION
Date: September 7, 2016	By:	/s/ Amie Peters
		Name:	Amie Peters
		Title:	General Counsel